Exhibit 23.2
CONSENT OF SPEARS & ASSOCIATES, INC.
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of all references to our name and to the statistical information supplied and reviewed by us which appears in the section of Cal Dive International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 titled “Our Industry Trends.”
     With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;

•	the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness.
     We hereby consent to the filing of this letter as an exhibit to this Registration Statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
Spears & Associates, Inc.

By:	/s/ John Spears

Name: John Spears Title: President

July 23, 2007